Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 of Humacyte, Inc. of our report dated March 22, 2021, except for the effects of the reverse recapitalization described in Note 2 to the financial statements, as to which is the date is November 19, 2021, relating to the financial statements of Humacyte, Inc., which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Raleigh, North Carolina
November 19, 2021